Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 26, 2020 relating to the consolidated financial statements which appeared in American International Holdings Corp.’s Annual Report on Form 10-K for the year ended December 31, 2019 and the period from January 31, 2018 (inception) to December 31, 2018.

/s/ M&K CPA’s, PLLC

Houston, TX

January 28, 2021